Exhibit 23

S.R. SNODGRASS

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K of our report dated March 23, 2012 on the consolidated balance sheets of First West Virginia Bancorp, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. Said report appears in this Form 10-K under Part II, Item 8.

/s/ S. R. Snodgrass

Wheeling, West Virginia

March 23, 2012

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062